Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 23, 2024, with respect to the combined carve-out financial statements of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and Subsidiaries) included in this Registration Statement of CXApp Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

May 9, 2025